AMENDMENT NO. 3 TO ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 3 TO ADMINISTRATION AGREEMENT (this "Amendment"), made this 6th day of May, 2013, with effect from and after June 28, 2013 (the "Amendment Effective Date"), between RiverPark Funds Trust a statutory trust  formed under the laws of the State of Delaware (the "Trust'), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the "Administrator').

WHEREAS:

1.
The parties hereto entered into an Administration  Agreement, dated as of September 8, 2010, as amended (the "Agreement"), pursuant to which, among other things, the Administrator agreed to provide certain administration services  on behalf of the  Trust; and

2.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.
Schedule I (Portfolios). From and after the Amendment Effective Date, Schedule I (Portfolios) is hereby  deleted in its entirety and replaced with the Schedule I (Portfolios) attached hereto and made a part herewith.

3.
Ratification of Agreement.  Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.
Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator the Trust and each of their respective permitted successors and assigns.

6.
Governing Law. This Agreement shall be governed  by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF,  the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

ADMINISTRATOR:		TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		RIVERPARK FUNDS TRUST

By:	/s/ John Alshefski	By:	/s/ Morty Schaja
Name:	John Alshefski	Name:	Morty Schaja
Title:	SVP	Title:	Chairman

SCHEDULE  I

Portfolios

RiverPark Large Growth Fund
RiverPark/Wedgewood Fund
RiverPark Short Term High Yield Fund
RiverPark Long/Short Opportunity  Fund
RiverPark/Gargoyle  Hedged Value Fund
RiverPark Structural Alpha Fund

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